SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  The Motley Fool Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Motley Fool Asset Management, LLC

2000 Duke Street
Suite 175
Alexandria, VA 22314

Telephone Number (including area code):  (703) 302-1100

Name and address of agents for service of process:

Peter E. Jacobstein

Motley Fool Asset Management, LLC

2000 Duke Street
Suite 175
Alexandria, VA 22314

Copy to:

Kenneth S. Gerstein, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  ☒                   No  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Alexandria and the Commonwealth of Virginia on the 16th day of January, 2009.

THE MOTLEY FOOL FUNDS TRUST
(Name of Registrant)

By:	/s/ Peter E. Jacobstein
Name: Peter E. Jacobstein
Title:Trustee